FOR IMMEDIATE RELEASE:                                        NEWS
June 24, 1996                                     Nasdaq National Market/AVRT
                                                  http://www.avert.com

                     AVERT, INC. HIRES JERRY THURBER
                 AS DIRECTOR OF INFORMATION TECHNOLOGY


FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced that it hired Jerry Thurber as Director of Information Technology.

Dana VanHoesen, the former Manager of information Technology, remains with Avert and will assume the lead role in developing Avert's next generation of automated system.

"We are excited about the level of expertise and experience that Jerry brings to Avert," said Dean Suposs, president and CEO. "Avert is focused on using technology as a competitive advantage and we believe that Jerry will be instrumental in keeping us on track. Jerry has extensive experience with large companies and will be able to take our information systems to the next level of growth."

Thurber has 14 years of experience managing in the information systems industry. He spent 13 years managing large information systems projects for American Management Systems, Inc. which included client server technology projects, directing information systems departments, and managing information system consulting. Thurber worked with Fortune 500 companies implementing business process reengineering, strategic systems planning, strategic repositioning, and process improvement initiatives.
He has extensive experience helping service companies leverage information technology.

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Products and services include criminal records, civil records, workers' compensation histories, driving records, work and personal reference checking, credit histories, education and license veri-fication and social security number validation. Products and services are developed to help employers hire safe, honest, and competent employees.

Contact:
Avert, Inc.
Kim Moss, Investor Relations
970/484-7722